SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 12, 2004

Exact Name of
Commission	Registrant	State or other	IRS Employer
File	as specified in	Jurisdiction of	Identification
Number	its charter	Incorporation	Number
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177	PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000	PG&E Corporation (415) 267-7000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

     On April 12, 2004, Pacific Gas and Electric Company’s (Utility) plan of reorganization (Plan) under Chapter 11 of the U.S. Bankruptcy Code became effective. Although the Utility’s operations will no longer be subject to the oversight of the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) where its Chapter 11 case was pending, the Bankruptcy Court will retain jurisdiction to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of (i) the nine-year settlement agreement between the Utility, PG&E Corporation and the California Public Utilities Commission, (ii) the Plan, or (iii) the Bankruptcy Court’s confirmation order.

     Upon the effectiveness of the Plan, the Utility paid approximately $8.4 billion in cash to holders of allowed claims under the Plan and deposited approximately $1.8 billion into escrow accounts for the payment of disputed claims. Funds for these payments came from the proceeds of the Utility’s public offering of approximately $6.7 billion of first mortgage bonds, $0.3 billion under an accounts receivable financing facility, $0.8 billion funded by term loans, and $2.4 billion from cash on hand.

     In addition approximately $814 million in debt consisting of pollution control bonds that were previously issued for the benefit of the Utility was reinstated and the Utility paid approximately $93 million in preferred stock dividends and sinking fund payments that were in arrears. The Utility’s various series of preferred stock remain outstanding. The preferred stock has an aggregate par value of $421 million, excluding the par value of preferred stock that will be redeemed on April 12, 2004.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Number	Description
3	Restated Articles of Incorporation of Pacific Gas and Electric Company.
4	Second Supplemental Indenture, dated as of April 12, 2004, between Pacific Gas and Electric Company and BNY Western Trust Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION /s/ Christopher P. Johns Christopher P. Johns Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY /s/ Dinyar B. Mistry Dinyar B. Mistry Vice President and Controller

Dated: April 12, 2004

EXHIBIT INDEX

Number	Description
3	Restated Articles of Incorporation of Pacific Gas and Electric Company.
4	Second Supplemental Indenture, dated as of April 12, 2004, between Pacific Gas and Electric Company and BNY Western Trust Company.